Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

BETWEEN

Southland Holdings, Inc.

AND

Keith Bassano

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into by and between Southland Holdings, Inc., a Delaware corporation (the "Employer"), and Keith Bassano (the "Employee"), effective as of August 11, 2026.

WHEREAS, on May 9, 2025, the Employer and Employee entered that certain Employment Agreement, establishing the terms and conditions of Employee's employment with the Employer;

WHEREAS, the Employer desires to continue employing the Employee, and the Employee desires to continue being employed by the Employer, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, this Agreement amends and restates the Employment Agreement, and the Employment Agreement as well as any of Employee's rights or entitlements under the same are of no further force or effect;

WHEREAS, the Employer will provide to Employee, in the course and scope of Employee's employment with the Employer and in the performance of Employee's duties for the Employer, highly confidential, sensitive, and proprietary information, as well as intellectual property and trade secrets, belonging to the Employer, regarding, among other things, the Employer and its employees and contractors, methods and strategies of production and service, finances and other financial information, clients, customers, suppliers, vendors, business partners, and business plans and strategies and that such access will be subject to the terms and conditions of this Agreement;

WHEREAS, the Employee understands that execution of this Agreement is a condition precedent to commencing employment with the Employer, to being paid compensation by the Employer under this Agreement, and to receiving any Confidential Information (as defined herein) belonging to the Employer, as well as to receiving other valuable and specialized training; and,

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Section 1.Effectiveness. Employee's employment with the Employer shall commence, and this Agreement shall become effective, on the Effective Date, and shall continue until terminated as provided under Section 9 (the "Employment Period").
Section 2.Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to employ Employee and Employee agrees to be employed by the Employer for the Employment Period and in the position and with the duties set forth in Section 4. Terms used herein with initial capitalization not otherwise defined are defined in Section 26.
Section 3.At-Will Employment. Subject to the terms and conditions set forth in this Agreement, including Section 9 below, Employee is employed on an at-will basis, meaning that

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either Employee or the Employer may terminate the employment relationship at any time for any reason, with or without notice. The Parties acknowledge and agree that nothing in this Agreement will be interpreted or construed to alter this at-will employment relationship or to confer on the Employee any right with respect to continued employment by the Employer for any specified duration.
Section 4.Position and Duties.
(a)During the Employee's employment with the Employer, Employee shall serve as Treasurer and Chief Financial Officer of the Employer. In such capacity, Employee shall report directly to the President and Chief Executive Officer. Except for absences or leave permitted or excused under the Company's policies and procedures or under applicable law, the Employee will, throughout Employee's employment, devote Employee's full working time, attention, and skill set to Employee's duties and will perform Employee's duties loyally and faithfully, and to the best of Employee's ability, in furtherance of the business affairs and activities of the Employer.
(b)The employment relationship between the Employer and the Employee is governed by, and the Employee will at all times be subject to, comply with, observe, and carry out: (1) this Agreement; (2) any other confidentiality and nondisclosure agreement or restrictive covenant which the Company may require the Employee to execute from time to time; (3) the Employer's rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time, including any employee handbooks; and, (4) such rules, regulations, policies, codes of ethics and/or conduct, directions, and restrictions as the Employer may from time to time establish or approve for employees of the Employer, including any employee handbooks. The Parties acknowledge and agree that this Agreement governs their relationship to the extent there are any conflicts between this Agreement and any Employer rules, regulations, policies, plans, programs, procedures, codes of ethics and/or conduct, directions, instructions, orders, and restrictions, including any employee handbooks.
Section 5.Place of Performance. During Employee's employment with the Employer, Employee shall be based at the Employer's office in Pittsburgh, PA. Employee acknowledges and agrees that Employee's duties may require Employee to engage in reasonable business travel from time to time during the course and scope of Employee's employment with the Employer.
Section 6.Compensation and Benefits.
(a)Base Salary. During Employee's employment with the Employer, the Employer shall pay to Employee a base salary of Thirty-Nine Thousand Five Hundred Eighty-Three Dollars and Thirty-Three Cents ($39,583.33) per month, which annualizes to Four Hundred Seventy-Five Thousand and No Cents ($475,000.00), less applicable and authorized taxes, deductions, withholdings and payable in accordance with the Company's regular payroll practices (the "Base Salary"). The Base Salary may be reviewed for increase by the Employer, annually, and may be increased in the sole discretion of the Employer; and any such adjusted Base Salary shall constitute the "Base Salary" for purposes of this Agreement.

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(b)Discretionary Annual Performance Bonus.
(1)During Employee's employment with the Employer, Employee is eligible to receive a discretionary annual cash performance bonus (an "Annual Bonus") during each calendar year that ends during the Employment Period, to the extent earned based on the performance of Employee and the Employer and as determined, calculated, and paid by the Employer in its sole discretion, subject to Section 6(b)(2). Subject to Section 6(b)(2), Employee's Annual Bonus for a calendar year is targeted, but not guaranteed, to be between eighty percent (80%) and two hundred percent (200%) of Employee's Base Salary for that particular year, with greater or lesser amounts (including zero) paid based on Employee's and Employer's performance and as determined, calculated, and paid in the Employer's sole discretion. Annual Bonuses will be paid around December 31st of a given year, but in no event later than March 15 of the following calendar year. If Employee ceases to be employed by the Employer on the established date of payment of the Annual Bonus at issue, Employee and the Employer acknowledge and agree that Employee is not eligible to receive, and will not receive, an Annual Bonus, or any portion thereof.
(2)Notwithstanding Section 6(b)(2), for the performance periods ending December 31, 2026; December 31, 2027; December 31, 2028; and December 31, 2029, the Employee's annual incentive target opportunity will be $350,000, with a minimum payout of $200,000 for each such performance period.
(c)Quarterly Bonus. During Employee's employment with the Employer, Employee is eligible to receive a quarterly cash incentive bonus (the "Quarterly Bonus") on September 30, 2026 and on the last day of each subsequent quarter during the Milestone Period (as defined below). Quarterly Bonuses will be paid no later than fifteen (15) days following the end of each applicable quarter during the Milestone Period. If Employee ceases to be employed by the Employer during the applicable quarter for the Quarterly Bonus at issue, Employee and the Employer acknowledge and agree that Employee is not eligible to receive, and will not receive, a Quarterly Bonus, or any portion thereof with respect to such quarterly period. For purposes of this Agreement, the term "Milestone Period" means the period commencing on the date hereof and ending on the earliest to occur of (i) the date on which all of the milestones (each, a "Milestone," and collectively the "Milestones") set forth on Schedule 1  attached hereto have been successfully achieved as determined by the Compensation Committee of the Board of Directors of Employer (the "Compensation Committee"), (ii) the date that the remaining Milestone or Milestones have not been successfully achieved as determined by the Compensation Committee, or (iii) the date Employee ceases to be employed by the Employer.
(d)Milestone Incentive Bonuses. During Employee's employment with the Employer, Employee is eligible to receive up to seven (7) milestone incentive bonuses hereto (each, an "Incentive Bonus") equal to One Hundred Fifty Thousand Dollars and No Cents ($150,000.00) each upon the successful achievement of the Milestones. For the avoidance of doubt, upon successful achievement of each Milestone, Employee shall be entitled to an Incentive Bonus equal to One Hundred Fifty Thousand Dollars and No Cents ($150,000.00), for a total potential amount of Incentive Bonuses equal to One Million Fifty Thousand Dollars and No Cents ($1,050,000), assuming successful achievement of all Milestones. The determination of whether a

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Milestone has been successfully achieved shall be made by the Compensation Committee in its reasonable discretion. Subject to the terms of this Agreement, any Incentive Bonus earned will be paid no later than thirty (30) days following the determination of achievement of the corresponding Milestone by the Compensation Committee. If Employee ceases to be employed by the Employer prior to the established date of payment of the Incentive Bonus at issue, Employee and the Employer acknowledge and agree that Employee will not be eligible to receive, and will not receive, such Incentive Bonus, or any portion thereof (and shall not be eligible to receive any additional Incentive Bonuses).
(e)Signing Bonus. Reserved.
(f)Equity. During Employee's employment with the Employer, Employee is eligible to receive certain equity holdings in the Employer in its sole discretion. Any equity awarded by the Employer to Employee will be governed by the applicable terms and conditions of any Employer equity plan, including any modifications or amendments, that may be established, approved, and may be in effect from time to time. Such Employer equity plan is subject to annual review by the Employer and may be modified or amended from time to time. Employee's election to participate in an Employer equity plan will be subject to a separate award agreement, which will outline the specifics of the Employee's participation, including, but not limited to, Employee's purchase and sale or resale rights, vesting schedule, conditions pertaining to forfeiture of such equity, and the Employer's buyback rights.
(g)Founder Equity Sale Limitation. Reserved.
(h)Perquisites.
(1)During Employee's employment with the Employer (and in addition to the general benefits outlined in Section 6(j) below), Employee shall be entitled to (i) to participate in all fringe benefits and perquisites made available generally to senior Employees of the Employer, such participation to be at levels, and on terms and conditions, that are commensurate with Employee's positions and responsibilities at the Employer, and (ii) to receive such additional fringe benefits and perquisites as the Employer may, in its sole and absolute discretion, from time to time provide.
(2)In addition, during Employee's employment with the Employer, Employee shall be entitled to receive an automobile allowance of One Thousand Five Hundred Dollars and No Cents ($1,500.00) per month, less applicable and authorized taxes, deductions, withholdings, along with fuel cards and toll tags, to be reasonably used by Employee in the performance of Employee's job duties for the Employer in accordance with any applicable Company policies and procedures. The Employee shall be responsible for maintenance and repairs of such automobile during Employee's employment with the Employer.
(3)Reserved.
(4)Reserved.

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(5)Further, during Employee's employment with the Employer, Employee is eligible to receive up to, but not exceeding, Fifty Thousand Dollars and no Cents ($50,000.00) per calendar year, less applicable and authorized taxes, deductions, withholdings, for approved miscellaneous perquisites including, but not limited to, personal travel on a company plane or private charter, preventative health care services, private security services, country club membership, school contributions or sporting events, or other perquisites of customary nature for Employee's position. In order to receive any amount in this Section 6(h)(5), Employee must submit a written request for the miscellaneous perquisite for the Employer's review and approval in advance of the same. Any amount of additional compensation in this Section 6(h)(5) shall not be reduced by any specific perquisites outlined in Sections 6(h)(3) or Section 6(h)(4) above, if any.
(i)Vacation / Paid Time Off. During Employee's employment with the Employer, Employee is eligible for certain paid time off ("PTO") commensurate with Employee's position and in no case less than what is established for other senior Employer employees of Employer, provided that Employee is not eligible to, and will not, accrue more than fifteen (15) days of PTO in any given calendar year during Employee's employment or be paid any amount for PTO upon termination or separation from employment for any reason. Further, any unused PTO does not carry over from year to year during Employee's employment. Employee may request to take and schedule any PTO pursuant to and in accordance with Employer policies, practices, and procedures applicable to the same, subject to the business needs of the Employer and provided that Employee otherwise complies with this Agreement.
(j)Benefits. During Employee's employment with the Employer, Employee will be entitled to participate in all standard Employer benefits including holidays, pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements that may from time to time be made available generally to other senior Employees of the Employer, all to the extent Employee is eligible under the terms of such plans, programs and arrangements. The Employer may change or terminate the benefits it offers to employees from time to time, and this Agreement does not restrict, limit, or preclude Employer's right to make such changes or terminate such benefits, except that in no case will other Employer employees of the same level as Employee be offered benefits greater than was may be offered to Employee.
(k)Relocation.  Reserved.
(l)Reasonable Attorneys' Fees Incurred with Respect to This Agreement. During Employee's employment with the Employer, Employee is eligible to receive a one-time, lump sum reimbursement of up to, but not exceeding, Two Thousand Dollars and no Cents ($2,000.00), less applicable and authorized taxes, deductions, withholdings for Employee's reasonable and necessary attorneys' fees incurred in connection with the review, negotiation and execution of this Agreement.
(m)Clawback of Certain Incentive Compensation. Notwithstanding any other provision herein to the contrary, any "incentive-based compensation" within the meaning of Section 10D of the Securities Exchange Act of 1934, as amended (the "Act") shall be subject to

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clawback by the Employer in the manner required by the Employer's recoupment policy as in effect from time to time and in the manner required by Section 10D(b)(2) of the Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
Section 7.Expenses. During Employee's employment with the Employer, Employee is eligible seek reimbursement for all reasonable and necessary business expenses incurred by Employee in the course and scope of Employee's duties on Company's behalf under this Agreement, provided that such expenses are consistent with the Company's policies, plans, and procedures in effect from time to time with respect to the same. Employee agrees that any reimbursement for reasonable and necessary business expenses is subject to and must be properly and timely submitted in accordance with the Company's policies, plans, and procedures with respect to reporting, documentation, and payment of such business expenses.
Section 8.Confidentiality and Non-Disclosure Agreement. The Employer and Employee acknowledge and agree that during Employee's employment with the Employer, and the Employer will provide Employee with, and Employee may assist the Employer in developing, Confidential Information. Further, Employee will occupy a position of trust and confidence with respect to the Employer's affairs and business and the affairs and business of its Affiliates, including the business relationships and goodwill of the Employer and its Affiliates. Employee agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Employer and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by Employee that would result in serious adverse consequences for the Employer and any of its Affiliates:
(a)Non-Disclosure. During and after Employee's employment with the Employer, Employee will not knowingly use, disclose or transfer any Confidential Information other than as specifically and expressly authorized in writing by the Employer or as reasonably necessary for the exercise of Employee's job duties in the best interests of the Employer and its Affiliates. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Employee to disclose or make accessible any information; (ii) to the extent necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Employee's violation of this Section 8(a); or (iv) as to information that is or becomes available to Employee on a non-confidential basis from a source that is entitled to disclose it to Employee. Further, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to Employee's attorney and use the trade secret information in the court proceeding, if Employee and/or Employee's attorney (x) files any document containing the trade secret under seal; and, (y) does not disclose the trade secret, except pursuant to court order.

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(b)Intellectual Property. Employee agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Employer's business, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, software, writings and other works of authorship, computer programs, financial figures, client or customer rosters/lists and data, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Employer and its Affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by Employee alone or jointly with others during Employee's employment with the Employer is the property of and belong exclusively to the Employer. Employee will promptly and fully disclose to the Employer the origination or development by Employee of any such material and will provide the Employer with any information that it may reasonably request about such material. Either during or subsequent to Employee's employment, upon the request and at the expense of the Employer or its nominee, and for no remuneration other than or in addition to that due Employee under this Agreement, but at no expense to Employee, Employee will execute, acknowledge, and deliver to the Employer or its attorneys any and all instruments which, in the judgment of the Employer or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Employer adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.
(c)Materials; Return of Employer Property. Employee will not remove any Confidential Information or any other property of the Employer or any of its Affiliates from the Employer's premises or make copies of such materials except for normal and customary use in the Employer's business. Employee will return to the Employer all Confidential Information and copies thereof and all other property of the Employer or any of its Affiliates at any time upon the request of the Employer and in any event promptly after the end of Employee's employment. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent Employee from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment, provided that Employee shall identify in writing all such materials for the Employer and obtain Employer's approval of the same prior to copying or removing them from any Employer electronic device.
(d)Covenant Not to Solicit Employer's Employees, Contractors, or Suppliers or Vendors. In exchange for the Employer's agreement to disclose and disclosure of the Confidential Information, including trade secrets, and agreement to provide and provision of specialized training, while employed by the Employer and for one (1) year thereafter, Employee shall not, directly or indirectly, solicit, entice, encourage, persuade or induce any Company current or prospective employee to leave his or her employment with the Company or refrain from seeking employment by the Company, any current or prospective contractor of the Company to cease providing services to or for the Company or refrain from providing services to or for the Company, or any current or prospective supplier or vendor of the Company to cease doing business with the Company or refrain from doing business with the Company, to the extent Employee had a business relationship with the current or prospective employee, contractor, vendor, or supplier at any time during Employee's employment or about which Employee had Confidential Information.

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(e)Covenant Not to Solicit Employer's Clients and Customers. In exchange for the Employer's agreement to disclose and disclosure of the Confidential Information, including trade secrets, and agreement to provide and provision of specialized training to Employee, while employed by the Employer and for one (1) year thereafter, Employee shall not, directly or indirectly solicit, call-on, conduct business with, sell products or services to, or otherwise provide assistance to the Employer's current or prospective clients or customers with whom Employee had a business relationship during Employee's employment with the Employer or about which Employee had Confidential Information.
(f)Nondisparagement. The Parties acknowledge and agree that the business reputation and goodwill of the Employer and its Affiliates and each of their former, current, and prospective clients, customers, officers, directors, employees, members, partners, managers, owners, agents, or representatives are valuable assets critical to the Employer's and its Affiliates' goodwill and business relationships and to the continued growth, sustainability and success of the Employer and its Affiliates. Accordingly, during Employee's employment with the Employer and thereafter, Employee will not make negative comments about or otherwise disparage the Employer or any of its Affiliates; former, current, or prospective Employer or any Employer Affiliate clients or customers; or any of their respective former, current, or prospective officers, directors, employees, members, partners, managers, owners, agents, or representatives, or their respective products or services. Notwithstanding the restrictions imposed in this paragraph, Employee does not violate the terms of this Section by making any truthful statement about the Employer or any of its Affiliates required to be given pursuant to a subpoena or other compulsory process in a court or arbitration proceeding, and provided that Employee otherwise complies with this Agreement.
(g)Reasonableness. In signing this Agreement, Employee represents to and assures the Employer that Employee has carefully read and considered all of the terms and conditions of this Agreement, including, without limitation, the restraints imposed under this Section. Employee acknowledges and agrees that these restraints are necessary for the reasonable and proper protection of the Employer and its Confidential Information, including its trade secrets, and that each and every one of the restraints is reasonable, and that these restraints, individually or in the aggregate, do and would not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by the restraints. Employee acknowledges and agrees that each of these covenants has a unique, special, substantial, and immeasurable value to the Employer and that Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that the Employer and/or its Affiliates have the right to enforce all of Employee's obligations to that individual or entity under this Agreement, including, without limitation, those obligations set forth in this Section.
(h)Tolling Provision and Reformation. The Parties acknowledge and agree that the period for the restrictions set forth in this Section will be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of the restrictions as determined by a court of competent jurisdiction, as well as for each day during which a matter is pending in any court for the purpose of enforcing the restrictions set forth in this Section, provided that such sections are determined by a court of competent jurisdiction to be enforceable in whole or in part or as reformed. In the event any court determines that the time and scope contained in any covenant set forth in this Section is overly broad or unreasonable, the court will reform such provision to the extent necessary to make such provision reasonable. In the event a bond is required

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to secure temporary or preliminary injunctive restraint or relief, the Parties acknowledge and agree that a bond in the amount of $500.00 is sufficient security for the pendency of the injunctive restraint or relief.
(i)Injunctive Relief. Employee acknowledges and agrees that Employee's breach or threatened breach of any of the provisions of this Section would result in irreparable injury to the Employer for which monetary damages would not provide an adequate remedy and that the amount of such damages would be difficult to determine. Therefore, if Employee breaches or threatens to breach any provision of this Section, the Employer and/or its Affiliates have the right and remedy to seek specific performance or other injunctive relief, in a court of competent jurisdiction located in or with jurisdiction over Dallas, Texas, in addition to any other available legal or equitable remedies. In addition to the foregoing, the Employer and/or its Affiliates may seek to recover by appropriate proceedings or action the amount of any actual or other available damages suffered by the Employer and/or its Affiliates by any failure, refusal, or neglect of Employee to perform Employee's obligations under this Agreement, together with any and all costs and expenses incurred by the Employer and/or its Affiliates, including reasonable attorneys' fees, in seeking such relief. The Parties acknowledge and agree that the remedies provided in this Section, and in this Agreement generally, are deemed cumulative and the exercise of one does not preclude the exercise of any other remedy at law or in equity for the same event or any other event.
(j)Cooperation. During the Employee's employment with the Employer and for three (3) years thereafter Employee will, upon the Employer's reasonable request: (a) cooperate with the Employer in connection with any matter, including any litigation, that arose during Employee's employment and that relates to the business or operations of the Employer or any of its Affiliates, or of which Employee may have any knowledge or involvement; and (b) consult with and provide information to the Employer and its representatives or agents concerning such matters, including providing accurate and truthful testimony in any litigation without the necessity of a subpoena. Such cooperation shall be rendered at reasonable times and places. Upon presentation of appropriate documentation, the Employer will pay or reimburse Employee for all reasonable out-of-pocket travel expenses incurred by Employee in complying with this Section, provided, however, that Employee is responsible for any attorneys' fees Employee has personally incurred in complying with this Section. Nothing in this Agreement shall be construed or interpreted as requiring Employee to provide any testimony or affidavit that is not accurate or truthful.
(k)Protected Communications and Activities. Nothing in this Section, or in the Agreement generally, will or is intended to prohibit any communication by any Party permitted by any applicable law, including the National Labor Relations Act, or any communication by any Party with any federal or state government agency, including (without limitation) the Equal Employment Opportunity Commission, the National Labor Relations Board, the Texas Workforce Commission, the Occupational Safety and Health Administration, or the United States Securities and Exchange Commission, with respect to any possible violation by the Company or any affiliate of the Company of any laws, rules, or regulations. Both Parties acknowledge that this Agreement does not limit either Party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, including (but not limited to) the Equal Employment Opportunity Commission, the United States Securities and Exchange Commission, or the National Labor Relations Board.

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Section 9.Termination of Employment.
(a)Permitted Terminations. Employee's employment hereunder may be terminated during the Employment Period under the following circumstances:
(1)Death. The Employee's employment hereunder shall terminate upon Employee's death;
(2)By the Employer. The Employer may terminate Employee's employment with the Employer:
A.Disability. If Employee has been substantially unable to perform Employee's material job duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a "Disability") (provided, that until such termination, Employee shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to Employee under any disability insurance policy or plan applicable to Employee); or
B.Cause. With or without Cause; and,
(3)By Employee. Employee may terminate Employee's employment with the Employer with or without Good Reason.
(b)Termination. Any termination of Employee's employment by the Employer or Employee (other than because of Employee's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any; and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated. Termination of Employee's employment shall take effect on the Date of Termination, after which Employee shall not be considered and may not hold himself or herself as an officer, director, manager, employee, contractor, representative, or agent of the Employer.
(c)Dispute as to a Disability. Employee agrees, in the event of any dispute under Section 9(a)(2)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and Employee (which shall not unreasonably be withheld), the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
(d)Nothing in this Section, or in this Agreement generally, is intended to, or will, modify Employee's at-will employment relationship with the Employer. Employee is and will be employed by the Employer on an at-will basis, meaning that either Employee or the Company may terminate the employment relationship for any reason. The Parties acknowledge and agree

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that nothing in this Agreement will be interpreted or construed to alter this at-will employment relationship or to confer on Employee any right with respect to continued employment by the Employer for any specified duration. Employee further acknowledges and agrees that Sections 9 and 10 outline the Parties' rights upon different instances or types of termination of Employee's employment, but it does not limit the reasons or circumstances under which Employee's employment may be terminated by either Party or otherwise alter or modify the at-will employment relationship.
Section 10.Compensation Upon Termination.
(a)Death. If Employee's employment with the Employer is terminated as a result of Employee's death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or Employee's legal representatives. Upon Employee's death, the Employer shall pay or provide the following to Employee's designated beneficiary: (i) Employee's Base Salary due through the Date of Termination; and, (ii) all Accrued Benefits, if any, to which Employee is entitled as of the Date of Termination at the time such payments are due. Except as set forth herein, the Employer shall have no further obligation to Employee under this Agreement upon Employee's death.
(b)Disability. If the Employer terminates Employee's employment with the Employer because of Employee's Disability, the Employer shall pay or provide the following: (i) Employee's Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Employee is entitled as of the Date of Termination at the time such payments are due, and (iii) all outstanding equity awards held by Employee immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term). Except as set forth herein, the Employer shall have no further obligations to Employee under this Agreement upon Employees Disability.
(c)Termination by the Employer for Cause or Termination by Employee Without Good Reason. If, the Employer terminates Employee's employment with the Employer for Cause pursuant to Section 9(a)(2)(B) or Employee terminates Employee's employment without Good Reason, the Employer shall pay to Employee Employee's Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which Employee is entitled as of the Date of Termination, at the time such payments are due, and Employee's rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan and/or separate award agreement.
(d)Termination by the Employer without Cause or Termination by Employee with Good Reason. If the Employer terminates Employee's employment with Employer other than for Cause or Disability pursuant to Section 9(a) or if Employee terminates his employment hereunder with Good Reason: (i) the Employer shall pay Employee (A) Employee's Base Salary due through the Date of Termination, (B) a Pro Rata Bonus at the time other employees of the Employer receive annual bonuses for the calendar year in which the Date of Termination occurs and in all events by March 15 of the calendar year following the year in which such termination occurs, (C) all Accrued Benefits, if any, to which Employee is entitled as of the Date of Termination, in each case at the time such payments are due, (D) a cash lump sum in an amount equal to one (1) times the sum of Employee's Base Salary and target Annual Bonus for the year of

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termination, payable in a lump sum on the 60th day following the date of termination (ii) all outstanding equity awards held by Employee immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term), and (iii) Employee and his covered dependents shall be entitled to continued participation in benefit plans on the same terms and conditions as applicable immediately prior to Employee's Date of Termination for 18 months; provided that if such continued coverage is not permitted under the terms of such benefit plans, the Employer shall pay Employee an additional, lump sum amount that, on an after-tax basis, is equal to the cost of comparable coverage obtained by Employee, and (E) a cash, lump sum in an amount equal to any unpaid portion of the Signing Bonus and the Deferred Compensation, if any, payable in a lump sum on the 60th day following the date of termination.
(e)Termination Upon a Change in Control. This Section 10(e) shall apply if there is (i) a termination of Employee's employment by Employer without Cause (and not as a result of death or Disability), or a resignation by Employee with Good Reason during the two-year period following a Change in Control or (ii) a termination of Employee's employment by Employer without Cause (and not as a result of death or Disability) within six (6) months prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of the Change in Control. If any such termination occurs, Employee shall receive the payments and benefits set forth in Section 10(d), except that in lieu of the lump-sum payment under Section 10(d)(i)(D), Employee shall receive a cash payment in an amount equal to two (2) times the sum of Employee's Base Salary and target Annual Bonus for the year of termination (without taking into account any reductions which would constitute Good Reason), payable in a lump sum on the 60th day following the date of termination.
(f)Liquidated Damages. The Parties acknowledge and agree that damages which will result to Employee for termination by the Employer of Employee's employment without Cause or by Employee for Good Cause shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to Employee under Section 10 shall constitute liquidated damages for any such termination. Accordingly, Employee agrees that, except for such other payments and benefits to which Employee may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan or under applicable law, such liquidated damages shall be in lieu of all other claims that Employee may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, Employee will execute a release of claims in or substantially in a form provided by the Employer. Within five (5) business days of the Date of Termination, the Employer shall deliver to Employee the appropriate form of release of claims for Employee to execute. The Severance Payments shall be made within three (3) business days of the expiration of the revocation period without the release being revoked and otherwise as they become due.
(g)No Offset. In the event of termination of his employment, Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Employer's obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against him for any reason.

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(h)Section 409A.
(1)Notwithstanding the timing of the payments pursuant to Section 10 of this Agreement, to the extent Employee would otherwise be entitled to a payment during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), (i) the payment will not be made to Employee and instead will be made to an account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Employer) and (ii) the payment, together with interest thereon at the rate of "prime" plus 1%, will be paid to Employee on the six-month anniversary of Date of Termination. Similarly, to the extent Employee would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate Employee for the delay, with such adjustment to be determined in the Employer's reasonable good faith discretion) on the six month anniversary of the Date of Termination. The Employer will establish the account, as applicable, no later than ten days after Employee's Date of Termination.
(2)It is the intention of the parties that the payments and benefits to which Employee could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Employee and the Employer and its affiliates).
(3)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."
(4)For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year.
(5)For purposes of Code Section 409A, the Employee's right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

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(6)(6)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Employer.
Section 11.Indemnification. During the Employee's employment with the Employer and thereafter, the Employer agrees to indemnify and hold Employee and Employee's heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Employee that arises out of or relates to Employee's service as an officer, director or employee, as the case may be, of the Employer, or Employee's service in any such capacity or similar capacity with an Affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and to promptly advance to Employee or Employee's heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by Employee or on Employee's behalf to repay such amount if it shall ultimately be determined that Employee is not entitled to be indemnified by the Employer. The Parties agree and acknowledge that this Section and the Company's obligations hereunder apply only if and to the extent no other applicable insurance policy provides any coverage or other benefit to the Employee with respect to the claim or proceeding at issue. In that regard, during the Employee's employment with the Employer and thereafter, the Employer also shall provide Employee with coverage under its current directors' and officers' liability policy to the same extent that it provides such coverage to its other Employee officers. If Employee has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Employee may request indemnity under this provision, Employee will give the Employer prompt written notice thereof. The Employer shall be entitled to assume the defense of any such proceeding and Employee will use reasonable efforts to cooperate with such defense. To the extent that Employee in good faith determines that there is an actual or potential conflict of interest between the Employer and Employee in connection with the defense of a proceeding, Employee shall so notify the Employer and shall be entitled to separate representation at the Employer's expense by counsel selected by Employee (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer's counsel and minimize the expense of such separate representation to the extent consistent with Employee's separate defense. This Section shall continue in effect after the termination of Employee's employment or the termination of this Agreement.
Section 12.Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

If to the Employer:

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Southland Holdings, Inc. 1100 Kubota Dr.
Grapevine, TX 76051
Attention: Corporate Secretary and General Counsel

If to Employee:

Address last shown on the Employer's Records

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 13.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
Section 14.Entire Agreement. This Agreement constitutes the entire agreement between the Parties respecting the employment of Employee and supersedes all prior agreements, there being no representations, warranties or commitments except as set forth herein, and the terms of any other agreements and/or Company policies in force with regard to Employee's post-employment obligations (including any arbitration agreements, confidentiality or nondisclosure agreements, and other restrictive covenants).
Section 15.Survival. It is the express intention and agreement of the Parties hereto that the provisions of Section 8, Section 10, Section 11, Section 12, Section 14, Section 16, Section 17, Section 18, Section 20, Section 24, and Section 25 hereof and this Section 15 shall survive the termination of employment of Employee. In addition, all obligations of the Employer to make payments to the Employee after Employee's employment with the Employer ends hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
Section 16.Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of Employee's death, the personal representative or legatees or distributees of Employee's estate, as the case may be, shall have the right to receive any amount owing and unpaid to Employee hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation.
Section 17.Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the Parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

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Section 18.Amendment: Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the Party against whom enforcement is sought. Neither the waiver by either of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
Section 19.Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
Section 20.Governing Law; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement are governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of Texas. The Parties irrevocably consent to and waive any objection or complaint to the personal jurisdiction of or venue in the state and federal courts located in Dallas County, Texas, for claims related to this Agreement and for any claim for injunctive or other equitable relief arising hereunder.
(a)The Parties further agree that service of process in any such proceeding arising out of or relating to this Agreement or Employee's employment by the Employer or any of its Affiliates, or his or its performance under or the enforcement of this Agreement may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 12. Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas.
(b)WAIVER OF JURY TRIAL. EMPLOYEE AND THE EMPLOYER (INCLUDING THE EMPLOYER'S PRESENT AND FUTURE PARENTS, SUBSIDIARIES, DIVISIONS, AND AFFILIATES, AND THEIR AGENTS, OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, OR FIDUCIARIES) ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, EMPLOYEE'S EMPLOYMENT WITH THE EMPLOYER, EMPLOYEE'S TERMINATION FROM EMPLOYMENT, ANY TERMS AND CONDITIONS OF EMPLOYEE'S EMPLOYMENT WITH THE EMPLOYER, AND ANY AGREEMENTS BETWEEN EMPLOYEE AND THE EMPLOYER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EMPLOYEE AND THE EMPLOYER (INCLUDING THE EMPLOYER'S PRESENT AND FUTURE PARENTS, SUBSIDIARIES, DIVISIONS, AND AFFILIATES, AND THEIR AGENTS, OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, OR FIDUCIARIES) IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING UNDER OF OR RELATING TO THIS AGREEMENT, EMPLOYEE'S EMPLOYMENT WITH THE EMPLOYER, EMPLOYEE'S TERMINATION FROM EMPLOYMENT, ANY TERMS AND CONDITIONS OF EMPLOYEE'S EMPLOYMENT

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WITH THE EMPLOYER, AND ANY AGREEMENTS BETWEEN EMPLOYEE AND THE EMPLOYER.
Section 21.Representations Regarding Fair Competition. Employee represents, warrants and covenants to the Employer that:
(a)On or prior to the date hereof, Employee has informed the Employer of any judgment, order, agreement or arrangement of which he is currently aware and which may affect his right to enter into this Agreement and to fully perform his duties hereunder;
(b)Employee is knowledgeable and sophisticated as to business matters, and that prior to assenting to the terms of this Agreement or giving the representations and warranties herein, he has been given a reasonable time to review it and has consulted with counsel of his choice;
(c)In entering into this Agreement, Employee is not knowingly breaching or violating any provision of any law or regulation; and,
(d)Employee has not knowingly provided to the Employer, nor been requested by the Employer to provide, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and will not knowingly use any protected trade secrets of any former employer in the course of his employment hereunder.
Section 22.No Reliance. No person has any authority to make any representation or promise for or on behalf of any Party not set forth in this Agreement. The Parties agree that, in executing this Agreement, they do not and have not relied on any document, representation or statement, whether written or oral, other than those specifically set forth or specifically referenced in this Agreement. Neither Party is relying upon a legal duty, even if one might exist, on the part of the other Party (or such Party's employees, executives, managers, officers, agents, representatives, or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation. The Parties expressly acknowledge and agree that no lack of information on the part of either Party is a ground for challenging this Agreement. The recitals to this Agreement are incorporated into and made a part of this Agreement for all purposes.
Section 23.Counterparts; Electronic Signature. The Parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one agreement. Either Party may execute this Agreement by facsimile or electronic signature, and the other Parties are entitled to rely upon such facsimile or electronic signature as conclusive evidence that this Agreement has been duly executed by such Party.
Section 24.Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of an equity holding or stock option or the transfer of equity or stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

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Section 25.Attorneys' Fees. Should a Party sue another Party in court for a breach of any provision of this Agreement, the prevailing Party, as determined by a court of competent jurisdiction, is entitled to recover its reasonable attorneys' fees, costs of court and other expenses of litigation, in addition to any other remedy.
Section 26.Definitions.

"Accrued Benefits" means (i) any compensation deferred by Employee prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to Employee or to Employee's beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to Employee for reimbursement of expenses properly incurred by Employee prior to the Date of Termination and which are reimbursable in accordance with Section 7; and (iv) any other benefits or amounts due and owing to Employee under the terms of any plan, program or arrangement of the Employer.

"Affiliate" means any entity controlled by, in control of, or under common control with the Employer, including Employer's parent, subsidiaries, affiliates, divisions and departments, and any joint venture partners (if any).

"Cause" means: (i) Employee's breach of any of Employee's material obligations under any agreement with the Employer, including this Agreement and any other nondisclosure/confidentiality agreement; (ii) Employee's failure or refusal to perform Employee's duties or responsibilities for the Employer, consistent with this Agreement (other than as a result of Employee's death / Disability); (iii) Employee's willful violation of other Employer policies or procedures (including, without limitation, any anti- harassment, workplace violence, and EEO policies), and provided that a mere unsubstantiated accusation of harassment will not rise to the level of willful violation absent an investigation and substantiated of accusation; (iv) Employee's conviction of, or plea of guilty or nolo contendere to, (x) a felony or (y) any crime which is, or could reasonably be expected to be, injurious or harmful to the Employer (except any traffic offenses); (v) Employee's fraud, embezzlement, forgery, bribery, theft, dishonesty or other misconduct that is, or could reasonably be expected to be, injurious or harmful to the Employer; (vi) Employee's unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or property of the Employer's (including, without limitation, your unauthorized use or disclosure of the Employer's Confidential Information, trade secrets, or intellectual property); or (vii) Employee's use of illegal drugs, or abuse of alcohol or prescription drugs, that substantially impairs Employee's ability to perform Employee's duties or responsibilities for the Employer; provided that, solely with respect clause (ii) above, Employee's failure or refusal to perform Employee's duties or responsibilities for the Employer, which is susceptible to cure, shall not be deemed "Cause" for termination for purposes of the amounts in Sections 10(d) and 10(e), unless the Employer first gives Employee written notice of its intention to terminate for "Cause" pursuant to clause (ii) and the grounds for such termination, and Employee fails or refuses to cure such Cause within thirty (30) business days following receipt of such notice. For purposes of this definition of "Cause," no act or failure to act, on the part of Employee, shall be considered "willful" unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee's action or omission was in the best interests of the Employer.

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"Change in Control" means (i) a merger of the Employer with another entity, a consolidation involving the Employer, or the sale of all or substantially all of the assets of the Employer to another entity if, in any such case, the holders of equity securities or interests of the Employer (and their respective affiliates) immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities or interests of the resulting entity entitled to greater than 50% of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity, (ii) the dissolution or liquidation of the Employer, (iii) when any person or entity, including a group as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the Employer's outstanding equity securities or interests, or (iv) as a result of or in connection with a contested election of the Employer's board of directors, the persons who were members of the Employer's board of directors immediately before such election shall cease to constitute a majority of the Employer's board of directors after such election. For purposes of the preceding sentence, "resulting entity" in the context of a transaction or event that is a merger or consolidation shall mean the surviving entity unless the surviving entity is a subsidiary of another entity and the holders of common stock of the Employer receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity.

"Confidential Information" means information constituting trade secrets or proprietary information belonging to or regarding the Employer or any of its Affiliates or other confidential financial information, operating budgets, strategic plans or research or estimating methods, personnel data, customer and client contacts, projects or plans, or nonpublic information regarding the Employer or any of its Affiliates. Without limiting the foregoing, "Confidential Information" shall include, but shall not be limited to, any of the following information relating to the Employer: (i) information regarding the Employer's business proposals; (ii) manner of the Employer's operations, and methods of selling or pricing any products or services; (iii) the identity, contact information, preferences, requirements, and quality of persons or entities actually conducting or considering conducting business with the Employer, and any information in any form relating to such persons or entities and their relationship or dealings with the Employer, including the identities and contact information of any individuals associated with such persons or entities with decision making authority over such persons or entities; (iv) any intellectual property or trade secret of or concerning any business operation or any business relationship of the Employer; (v) computer databases, source code, software programs and information relating to the nature of the hardware or software and how said hardware or software are used in combination or alone; (vi) information concerning personnel, confidential financial information, customer or customer prospect information, information concerning customers, customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, supplier and vendor names and contact information (as well as preferences, requirements, and quality), programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and

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designs, and trade secrets; (vii) information concerning the Employer's employees, officers, directors and shareholders (including contact information, salaries, wages, incentives, bonuses, incentives, and benefits, and quality); and (viii) any other information that is designated or marked "confidential," "private," "sensitive," or similar labels. For purposes of the preceding sentence, "Employer" shall include the Employer and any and all of its Affiliates.

"Date of Termination" means: (i) if Employee's employment is terminated by Employee's death, the date of Employee's death; (ii) if Employee's employment is terminated because of Employee's Disability pursuant to Section 9(a)(2)(A), 30 days after Notice of Termination, provided that Employee shall not have returned to the performance of Employee's duties on a full-time basis during such 30-day period; (iii) if Employee's employment is terminated by the Employer pursuant to Section 9(a)(2)(B) or by Employee pursuant to Section 9(a)(2)(B), the date specified in the Notice of Termination; or (iv) if Employee's employment is terminated during the Employment Period other than pursuant to Section 9(a), the date on which Notice of Termination is given.

"Good Reason" means the occurrence of any of the following without Employee's prior written consent: (i) a reduction in Employee's Base Salary of ten percent (10%) or more (other than an across-the-board reduction, in whatever amount or percentage, approved by the Employer that applies on similar terms to other Employees of similar management level); or (ii) a materially adverse change in Employee's authority, duties, or responsibilities (other than an across-the-board change, in whatever form, approved by the Employer that applies on similar terms to other Employees of similar management-level); or (iii) Employee is required by Employer to conduct themselves in violation of applicable law, Company policies or procedures, or any ethical or professional standards applicable to Employee's performance of their duties. Notwithstanding the foregoing, in order to resign for Good Reason, Employee must (1) provide written notice to the Employer within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee's resignation, (2) allow the Employer at least thirty (30) days, or in the case of item (iii) no later than the next applicable SEC deadline for disclosure or filing, from receipt of such written notice to cure such event or, if applicable, provide Employee with written evidence or documentation that the acts or events claimed to constitute Good Reason did not occur or otherwise do not constitute Good Reason as described in this Agreement, and (3) if such event is not reasonably cured within such period, resign not later than seven (7) days after the expiration of the cure period by a written notice which shall state that Employee is exercising the right to terminate for Good Reason.

"Pro Rata Bonus" means an amount equal to the product of (i) the Annual Bonus that would have been earned by Employee for the calendar year that includes the Date of Termination if his employment had not terminated and (ii) a fraction the numerator of which is the number of days that have elapsed as of the Date of Termination during the calendar year that includes the Date of Termination and the denominator of which is 365.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, with all Parties knowingly, voluntarily entering this Agreement with the specific intent to be bound by the same.

SOUTHLAND HOLDINGS, INC.

By:
Name:Frank Renda
Title: Chief Executive Officer

EMPLOYEE

By:
Name:Keith Bassano

EMPLOYMENT AGREEMENT – Signature Page